SCHEDULE 16
                         10f-3 REPORT
         SALOMON BROTHERS VARIABLE RATE STRATEGIC FUND
            October 25, 2004 through March 31, 2005


           Trade                   Trade             %
% of
                                               Received
Issuer      Date      Selling    Amount  Price  by Fund
Issue
                       Dealer
(1)
HCA Inc. 11/15/2004   JPMorgan   $50,000$99.670 0.007%
2.667%A
                       Chase
Tenneco  11/9/2004    Bank of    125,000100.000  0.025
3.011B
                      America


                                      (1)  Represents
purchases by all affiliated funds and discretionary accounts;
                                             may not
exceed 25% of the principal amount of the offering.


 A - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of $19,950,000.
 B - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of $14,930,000.